                                                                    EXHIBIT 99.1


                                 PRESS RELEASE
                                 -------------

                      OPTICAL SENSORS INCORPORATED ADOPTS
                            SHAREHOLDER RIGHTS PLAN


     Minneapolis, Dec. 4, -- Optical Sensors Incorporated (Nasdaq: OPSI) announced today that it has adopted a Shareholder Rights Plan to protect the Company and its shareholders from unsolicited attempts or inequitable offers to acquire the Company. The Rights Plan has no immediate dilutive effect and does not diminish the ability of the Company or its shareholders to accept a fair offer for the Company.

     To implement this Shareholder Rights Plan, the Company has declared a dividend distribution of one Preferred Share Purchase Right on each share of Optical Sensors Common Stock outstanding on January 8, 1997. Each Right will enable shareholders to buy one one-thousandth of a share of the Company's Series A Junior Preferred Stock at an exercise price of $90. The Rights will become exercisable following the tenth day after: (a) a person or group announces acquisition of 15 percent or more of the Company's Common Stock, (b) a person or group announces commencement of a tender offer the consummation of which would result in ownership by the person or group of 15 percent or more of the Company's Common Stock, or (c) the Company's Board of Continuing Directors determines that a person is an Adverse Person, as defined in the Rights Agreement.

     The Company will be entitled to redeem the Rights at $.001 per Right at certain times as provided in the Rights Agreement. The Rights will expire on December 2, 2006.

     "This Rights Agreement is intended to protect our shareholders should Optical Sensors become the target of hostile or unfriendly takeover tactics," said Sam B. Humphries, Chief Executive Officer. "It is designed to assure that all shareholders of the Company receive a fair price for their Company shares in the event of an acquisition of the Company and to make certain that all Optical Sensors shareholders receive full and fair treatment in the event of an attempted takeover." Mr. Humphries further stated that "the Rights Agreement was not adopted in response to any specific effort to acquire control of the Company and the directors of Optical Sensors are not aware of any such effort."

     If, prior to redemption of the Rights, a person or group acquires 15 percent or more of the Company's Common Stock or, if a person or group acquires 12 percent or more of the Company's Common Stock and is determined by a majority of the Company's "Continuing Directors" to be an "Adverse Person," then each Right not owned by such a 15 percent shareholder or Adverse Person will entitle its holder to purchase, at the Right's then current exercise price, that number of Preferred Share Fractions (or, at the election of at least a majority of the Continuing Directors, shares of Common Stock) of the Company having a market value at that time of twice the Right's exercise price. In addition, if the Company sells more than 50 percent of its assets or earning power or is acquired in a merger or other business combination transaction in which it is not the surviving corporation, the acquiring person must assume the obligations under the Rights Agreement and the Rights will become exercisable to acquire Common Stock of the acquiring person at the discounted price.

     Optical Sensors, through its SensiCath(R) technology, has developed and is marketing a patient-attached, on-demand arterial blood gas monitoring system, which provides precise, accurate and economical ABG results within 60 seconds without depleting the patient's blood supply.